Exhibit 10.1

MEDTOX SCIENTIFIC, INC.
2010 STOCK INCENTIVE PLAN

SECTION 1:                         Purpose; Definitions

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers and employees other than senior management, and to provide the Company and its Subsidiaries with a stock plan providing incentives directly linked to the profitability of the Company's businesses and increases in stockholder value.

For purposes of the Plan, the following terms are defined as set forth below:

a.	"Award" means an award of Restricted Stock.

b.	"Board" means the Board of Directors of the Company.

c.	"Change of Control" has the meaning set forth in Section 8(b).

d.	"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

e.	"Commission" means the Securities and Exchange Commission or any successor agency.

f.	"Committee" means the Committee referred to in Section 2.

g.	"Common Stock" means common stock, par value $.01 per share, of the Company.

h.	"Company" means MEDTOX Scientific, Inc., a Delaware corporation.

i.
"Covered Employee" means a participant designated prior to the grant of Restricted Stock by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock is expected to be taxable to such participant.

j.	"Disability" means permanent and total disability as determined for purposes of the Company's Long Term Disability Plan for the staff of the Company's corporate headquarters.

k.
"Eligible Individuals" means officers or other employees of the Company or any of its Subsidiaries and prospective employees who have accepted offers of employment from the Company or its Subsidiaries who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company or its Subsidiaries.

l.	"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

m.
"Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock.  In the case of Qualified Performance-Based Awards, the following requirements shall apply.  Such Performance Goals shall be expressed in terms of one or more of the following financial or other objective goals which may be Company-wide or otherwise, including on a division basis, regional basis or on an individual basis: (i) total stockholder return, including its components of stock price appreciation, dividends and/or dividend yield; (ii) return  on  assets, equity, invested  capital, cash  flow, investment, or related return ratios; (iii) sales, operating income, revenues or net revenues; (iv) pre-tax or after-tax profit levels, including: net earnings, net earnings growth, earnings per share, and earnings before interest, taxes, depreciation and amortization (EBITDA); (v) cash flow, operating cash flow, or free cash flow; or (vi) levels of operating expense, including reductions in the Company’s overhead ratio, expense to sales ratios, or debt levels.

Any criteria may be measured in absolute terms or as compared to another company or companies.  Criteria in addition to those provided above (including, but not limited to, criteria relating to confidential business information) may also be taken into account, but only to the extent permitted by Section 162(m) of the Code.  To the extent applicable, any such Performance Goal shall be determined (I) in accordance with the Company’s audited financial statements and generally accepted accounting principles and reported upon by the Company’s independent accountants or (II) so that a third party having knowledge of the relevant facts could determine whether such Performance Goal is met.  Performance Goals shall include a threshold level of performance below which no Award shall be made, levels of performance at which specified percentages of the target Award shall be paid and a maximum level of performance above which no additional Award shall be paid.  The Performance Goals established by the Committee may be (but need not be) different for different performance periods and different Performance Goals may be applicable to different Eligible Individuals.  The applicable Performance Goal or Goals may be adjusted for such events and circumstances as the Committee deems appropriate, provided, however, that all Performance Goals and any related adjustments to the Performance Goals applicable to officers covered by Section 162(m) of the Code shall be preestablished in accordance with Section 162(m) of the Code and regulations thereunder.

n.	"Plan" means the MEDTOX Scientific, Inc. 2010 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

o.
"Qualified Performance-Based Award" means an Award of Restricted Stock designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

p.	"Restricted Stock" means an Award granted under Section 5.

q.	"Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

r.
"Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a majority voting interest in such entity is owned, directly or indirectly, by the Company or any successor to the Company.

s.
"Termination of Employment" means the termination of the participant's employment with the Company and any of its Subsidiaries.  A participant employed by a Subsidiary shall also be deemed to incur a Termination of Employment if the Subsidiary ceases to be such a Subsidiary, and the participant does not immediately thereafter become an employee of the Company or another Subsidiary.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Employment.  If so determined by the Committee, a participant shall be deemed not to have incurred a Termination of Employment if the participant enters into a contract with the Company or a subsidiary providing for the rendering by the participant of consulting services to the Company or such subsidiary on terms approved by the Committee; however, Termination of Employment of the participant shall occur when such contract ceases to be in effect.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2:                         Administration

The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

Among other things, the Committee shall have the authority, subject to its power to delegate its authority as described below and subject to the other terms of the Plan:

(a) To select the Eligible Individuals to whom Awards may from time to time be granted;

(b) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(c) To determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine; and

(d) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith or cause such Restricted Stock to vest earlier than permitted by Section 5(c)(viii).

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or regulation or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.  Any such allocation or delegation may be revoked by the Committee at any time.

Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3:                                Common Stock Subject to Plan

The maximum number of shares of Common Stock that may be issued to participants and their beneficiaries under the Plan shall be 500,000.  No participant may be granted Awards covering in excess of 5,000 shares of Common Stock in any calendar year during which the Plan is in existence.  Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.  If any Award is forfeited, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan.  To the extent any shares of Common Stock subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 4:                         Eligibility

Awards may be granted under the Plan to Eligible Individuals.  No grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Company or its Subsidiaries.

SECTION 5:                         Restricted Stock Awards

(a) Administration.  Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 5(c).

(b) Awards and Certificates.  Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Eligible Individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the MEDTOX Scientific, Inc. 2010 Stock Incentive Plan and a Restricted Stock Agreement.  Copies of such Plan and Agreement are on file at the offices of MEDTOX Scientific, Inc., 402 West County Road D, St. Paul, MN 55112."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c)	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals.  If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals.  Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant.  The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.  The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

(ii) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 5(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii) Except as provided in this paragraph (iii) and Sections 5(c)(i) and 5(c)(ii) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends.  If so determined by the Committee in the applicable Restricted Stock Agreement, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

(iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement or Section 5(c)(i), 5(c)(ii), 5(c)(v) or 8(a)(ii), upon a participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

(v)       Except to the extent otherwise provided in Section 6(a)(i), in the event that a participant retires or such participant's employment is involuntarily terminated, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

(vi) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

(vii) Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

(viii) Notwithstanding the foregoing, but subject to the provisions of Section 8 hereof, no Award in the form of Restricted Stock, the vesting of which is conditioned only upon the continued service of the participant, shall vest earlier than the first, second and third anniversaries of the date of grant thereof, on each of which dates a maximum of one-third of the shares of Common Stock subject to the Award may vest, and no award in the form of Restricted Stock, the vesting of which is conditioned upon the attainment of a specified Performance Goal or Goals, shall vest earlier than the first anniversary of the date of grant thereof.

SECTION 6:                         Change of Control Provisions

(a) Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

(i) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(ii) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

(b) Definition of Change of Control.  For purposes of the Plan, a "Change of Control" shall mean the happening of any of the following:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; or

(ii)       a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were stockholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation; or

(iii)       when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such twenty-four (24) month period, or by prior operation of this Section.

SECTION 7:                         Term, Amendment and Termination

The Plan will terminate on the tenth anniversary of the effective date of the Plan.  Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a recipient of an Award, theretofore granted without the recipient's consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or stock exchange rules and no such amendment may, without the approval of the Company's stockholders, (1) increase, other than by operation of the antidilution clauses contained in Section 3 of the Plan, the number of shares of Common Stock available for the grant of Awards under the Plan or to alter the maximum number of shares available for the grant of Awards; (2) modify the criteria for eligibility to participate in the Plan or the nature of the Awards which may be granted under the Plan; and (3) alter the provisions set forth in Section 5(c)(viii) of the Plan with respect to minimum vesting schedules relating to Awards in the form of Restricted Stock.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to comply with applicable law, or regulation, stock exchange rules, or accounting rules.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 8:                         General Provisions

(a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.  The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Listing or approval for listing upon notice of issuance, of such shares on the securities exchange as may at the time be the principal market for the Common Stock;

(ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

(c) The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

(f) In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.  All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

(g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(h) In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

SECTION 12:                                Effective Date of Plan

The Plan shall be effective as of the date it is approved by the stockholders of the Company.